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                                                                    EXHIBIT 23.1




                         INDEPENDENT AUDITORS' CONSENT


To:  The Board of Directors
     Elan Corporation, plc



We consent to incorporation by reference in the Registration Statements Nos. 333-32072, 333-45276, 333-45284, 333-70203 and 333-73053 on Form S-8 and
Registration Statement Nos. 333-64544 and 333-82126 on Form S-3 of King Pharmacecuticals, Inc of our report dated August 22, 2003 with respect to the statement of net assets to be sold of The Skelaxin and Sonata Product Lines of Elan Corporation, plc as of December 31, 2002, and the related statement of revenues and direct expenses for the year then ended, which report appears in the Form 8-K/A of King Pharmaceuticals, Inc. dated August 26, 2003.



/s/ KPMG

KPMG
Chartered Accountants
Dublin, Ireland


August 26, 2003